EXHIBIT 99

US AIRWAYS REPORTS OCTOBER TRAFFIC

     ARLINGTON, Va., Nov. 4, 2003 -- US Airways reported its October 2003 passenger traffic today.

     Mainline revenue passenger miles for October 2003 increased 8.8 percent on no change in capacity compared to October 2002. The passenger load factor was 72.7 percent, a 5.8 percentage point increase compared to October 2002.

     Year-to-date 2003 revenue passenger miles decreased 7.7 percent on 10.3 percent less capacity compared to the first 10 months of 2002. The passenger load factor for the period was 73.4 percent, a 2.0 percentage point increase compared to the first 10 months of 2002.

     The three wholly owned subsidiaries of US Airways Group, Inc. -- Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA, Inc. -- reported a 12.3 percent decrease in revenue passenger miles for the month of October on 15.4 percent less capacity. The passenger load factor was 57.0 percent, a 2.0 percentage point increase compared to October 2002.

     Year-to-date 2003, the wholly owned US Airways Express carriers reported a 15.9 percent decrease in revenue passenger miles on 15.6 percent less capacity. The passenger load factor was 52.8 percent, a 0.2 percentage point decrease compared to the first ten months of 2002.

     "Our October traffic results are consistent with what we have seen all year, with modest increases in the number of passengers flying year-over-year and business travelers continuing to change their buying habits and purchasing more leisure-type fares," said B. Ben Baldanza, US Airways senior vice president of marketing and planning. "It's clear that successful airlines will be those that can thrive on less revenue and lower costs because this is what consumers are increasingly demanding."

     System mainline passenger unit revenue for October 2003 is expected to increase between 3 percent and 4 percent compared to October 2002.

     US Airways ended the month by completing 99.5 percent of its scheduled flights, which is the same percentage compared to October 2002 when US Airways completed 99.5 percent of its scheduled flights.

Certain of the information contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the company's current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to operate pursuant to the terms of its financing facilities; the ability of the company to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the ability of the company to fund and execute its business plan; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; the ability of the company to maintain satisfactory labor relations; demand for transportation in the markets in which the company operates; economic conditions; labor costs; financing availability and costs; aviation fuel costs; security-related and insurance costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand (particularly from low-cost carriers and multi-carrier alliances); weather conditions; government legislation and regulation; impact of the Iraqi war; other acts of war or terrorism; market acceptance of the company's new common stock; and other risks and uncertainties listed from time to time in the company's reports to the United States Securities and Exchange Commission. There may be other factors not identified above of which the company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

	US AIRWAYS, INC.
SELECTED TRAFFIC STATISTICS

	October 2003	October 2002	Percent Change

Revenue Passenger Miles (000):
Domestic*	2,425,097	2,311,008	4.9
International*	799,538	653,825	22.3
Total - Scheduled Service	3,224,635	2,964,833	8.8
Total (Including Charter)	3,225,812	2,965,753	8.8

Available Seat Miles (000):
Domestic*	3,379,397	3,504,489	(3.6)
International*	1,057,233	929,975	13.7
Total - Scheduled Service	4,436,630	4,434,465	0.0
Total (Including Charter)	4,438,452	4,435,983	0.1

Passengers Boarded*	3,535,277	3,508,757	0.8
System Load Factor*	72.7	66.9	5.8
Average Passenger Journey*	912.1	845.0	7.9

* scheduled service

NOTE:     Numbers may not add or calculate due to rounding

	US AIRWAYS, INC.
YEAR-TO-DATE 2003

	Jan.-Oct. 2003	Jan.-Oct. 2002	Percent Change

Revenue Passenger Miles (000):
Domestic*	23,743,848	27,210,612	(12.7)
International*	7,847,054	7,032,972	11.6
Total - Scheduled Service	31,590,902	34,243,584	(7.7)
Total (Including Charter)	31,644,502	34,251,232	(7.6)

Available Seat Miles (000):
Domestic*	32,965,675	39,107,970	(15.7)
International*	10,072,724	8,866,475	13.6
Total - Scheduled Service	43,038,400	47,974,445	(10.3)
Total (Including Charter)	43,124,671	47,984,386	(10.1)

Passengers Boarded*	34,401,615	40,309,967	(14.7)
System Load Factor*	73.4	71.4	2.0
Average Passenger Journey*	918.3	849.5	8.1

* scheduled service

NOTE:     Numbers may not add or calculate due to rounding

	US AIRWAYS EXPRESS**
SELECTED TRAFFIC STATISTICS

	October 2003	October 2002	Percent Change
Revenue Passenger Miles (000)	116,470	132,848	(12.3)
Available Seat Miles (000)	204,157	241,236	(15.4)
Passengers Boarded*	541,767	595,479	(9.0)
System Load Factor*	57.0	55.1	2.0
Average Passenger Journey	215.0	223.1	(3.6)

	US AIRWAYS EXPRESS**
YEAR-TO-DATE 2003

	Jan.-Oct. 2003	Jan.-Oct. 2002	Percent Change
Revenue Passenger Miles (000)	1,080,255	1,284,382	(15.9)
Available Seat Miles (000)	2,047,716	2,425,185	(15.6)
Passengers Boarded*	4,902,962	5,749,363	(14.7)
System Load Factor*	52.8	53.0	(0.2)
Average Passenger Journey	220.3	223.4	(1.4)

*scheduled service
** Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA Airlines, Inc.

NOTE:     Numbers may not add or calculate due to rounding

NUMBER: 4643